Exhibit 99

Second Quarter 2009

Condensed Consolidated Statements of Income

(Unaudited) (In thousands, except per share data)	Three Months Ended June 30, 2009	2008	Six Months Ended June 30, 2009	2008
Total interest income	$ 81,148	$ 88,068	$ 163,031	$ 179,177
Total interest expense	21,958	29,697	44,778	64,003
Net interest income	59,190	58,371	118,253	115,174
Provision for loan losses	11,700	5,321	21,300	7,684
Net interest income after provision for loan losses	47,490	53,050	96,953	107,490
Noninterest income	26,618	25,225	52,561	51,594
Noninterest expense	54,088	49,661	104,263	102,816
Income before taxes	20,020	28,614	45,251	56,268
Income taxes	6,684	9,988	15,227	19,566
Net income	13,336	18,626	30,024	36,702
Less: preferred stock dividends	853	853	1,697	1,622
Net income to common stockholders	$ 12,483	$ 17,773	$ 28,327	$ 35,080

DATA PER COMMON SHARE:

	Three Months 2009	2008	Six Months 2009	2008
Diluted EPS	$ 1.57	$ 2.22	$ 3.56	$ 4.36
Dividends	0.45	0.65	1.10	1.30
Book value to common stockholders			64.39	57.71
Tangible book value to common stockholders			36.77	28.96
Appraised value			61.00 *	84.75 **

* Based on the latest independent appraised minority share valuation as of March 31, 2009, effective for transactions on or after May 15, 2009.

** Based on the independent appraised minority share valuation as of March 31, 2008, effective for transactions on or after May 15, 2008.

Selected Ratios

(Unaudited)	Three Months Ended June 30, 2009	2008	Six Months Ended June 30, 2009	2008
PERFORMANCE				
Return on average common equity	10.01%	15.66%	11.53%	15.74%
Return on average assets	0.80%	1.19%	0.91%	1.19%
Net interest margin, FTE	4.04%	4.27%	4.08%	4.28%
Efficiency ratio	63.03%	59.41%	61.04%	61.65%
CREDIT QUALITY (Period End)				
Annualized provision for loan losses to average loans			0.91%	0.36%
Annualized net charge offs to average loans			0.44%	0.09%
Allowance for loan losses to total loans			2.11%	1.59%
Allowance for loan losses to non-accruing loans			81.66%	102.18%
Non-performing assets to total loans & other real estate owned			3.56%	2.08%
CAPITAL ADEQUACY & LIQUIDITY				
Total risk-based capital ratio			11.93%	10.14%
Tier 1 risk-based capital ratio			10.01%	8.20%
Leverage capital ratio			8.06%	6.91%
Loans to deposit ratio at period end			84.44%	93.59%

Condensed Consolidated Balance Sheets

(Unaudited) (In thousands)	June 30, 2009	2008
ASSETS		
Cash and due from banks	$ 223,192	$ 213,855
Federal funds sold	327,019	49,101
Interest bearing deposits	1,696	1,510
Investment securities	1,055,592	1,032,942
Loans	4,665,550	4,570,655
Less: allowance for loan losses	98,395	72,650
Net loans	4,567,155	4,498,005
Goodwill	183,673	187,297
Premises & equipment, net	189,349	168,511
Company owned life insurance	70,223	68,261
Accrued interest receivable	38,272	42,231
Mortgage servicing rights	20,565	23,626
Core deposit intangible assets	11,611	13,963
Other real estate owned	31,789	2,705
Other assets	56,782	61,957
Total Assets	$ 6,776,918	$ 6,363,964
LIABILITIES AND STOCKHOLDERS' EQUITY		
Deposits	$ 5,525,315	$ 4,883,489
Federal funds purchased	—	108,410
Securities sold under repurchase agreements	368,442	472,371
Accrued interest payable	22,694	21,898
Accounts payable & accrued expenses	44,857	32,859
Other borrowed funds	58,383	130,288
Long - term debt	79,644	88,845
Subordinated debentures	123,715	123,715
Total Liabilities	6,223,050	5,861,875
Stockholders' equity	553,868	502,089
Total Liabilities and Stockholders' Equity	$ 6,776,918	$ 6,363,964


NON-PERFORMING ASSETS TO
TOTAL LOANS AND OTHER REAL ESTATE OWNED
4.00%
3.00%
2.00%
1.00%
0.00%
2Q07
3Q07
4Q07
1Q08
2Q08
3Q08
4Q08
1Q09
2Q09

First Interstate BancSystem, Inc.

P.O. Box 30918 □ Billings, Montana 59116 □ (406) 255-5390
www.firstinterstatebank.com

First Interstate BancSystem, Inc

Second Quarter 2009

To our shareholders,

Net Income to common shareholders of First Interstate BancSystem for the second quarter of 2009, is down from last quarter and the second quarter of 2008, reflecting the continued economic pressures in our market areas. In spite of the national and local economic headwinds and rapidly changing regulatory challenges, we continue to perform well. We are pleased to report net income to common shareholders for second quarter 2009 of $12,483,000, or $1.57 per diluted share, as compared to $17,773,000, or $2.22 per diluted share, for second quarter 2008. Return on average common equity was 10.01% in second quarter 2009 compared to 15.66% in second quarter 2008, and return on average assets was .80% versus 1.19%.

Credit quality continued to deteriorate as non-performing assets climbed to $167,273,000 compared to $122,300,000 on March 31, 2009 and $95,108,000 on June 30, 2008. We have been diligent in our efforts to increase our allowance for loan losses over this period of time as evidenced by provisions of $11,700,000 this past quarter and $46,972,000 over the past four quarters. The allowance for loan losses has increased from 1.59% of total loans on June 30, 2008 to 2.11% on June 30, 2009. Net charge-offs have increased to .44% of average loans annualized during the first six months of 2009 from .09% the first six months of 2008. Unemployment levels in our markets continue to increase; therefore, we expect managing credit quality will be a strategic focus and challenge in the near term as non-performing assets are likely to rise.

We are fortunate to have a strong residential mortgage origination team that has taken advantage of the recent low interest rates. Revenue from originating residential mortgage loans increased 207% to $20,592,000 during the first six months of this year compared to $6,702,000 during the same period in 2008.

We have historically retained the servicing of most of the residential mortgages we originate. During second quarter, we recorded a $4,418,000 reversal of impairment expense as residential interest rates increased during the quarter. During the first six months of 2009, we've recorded reversals of impairment expense of $7,265,000 as compared to $745,000 during the same period in 2008. Most of the potential reversals of impairment have been recorded; therefore, we expect these impairment reversals to largely end. Of course, should residential interest rates decline significantly again, we could be subject to a charge to earnings with additional impairment expense.

Bank failures on the national level have depleted the FDIC insurance fund and caused the FDIC to levy a special assessment of $3,110,000 on us. Combined with the increased premiums from last year, FDIC expense totaled $7,364,000 the first six months of this year compared to only $909,000 the first six months of 2008. This significant level of expense is likely to continue into the future until the FDIC insurance fund has been replenished.

Net interest margin declined to 4.04% in the second quarter of 2009, as compared to 4.12% in the first quarter of 2009 and 4.27% in the second quarter of 2008. There are many factors contributing to this decline including: 1. Liquidity in our banks, as measured by federal funds sold, increased by $277,918,000 from June 30, 2008 to June 30, 2009. This liquidity has been driven by a strong demand for deposit products coupled with a diminished demand for loans. Diminished loan demand typically accompanies recessionary economies. Our loan to deposit ratio currently stands at 84%, down from 94% just a year ago. 2. As non-performing loans continue to grow, our interest income is adversely affected. 3. Our customers are saving more than in the past and their savings are centered more in higher interest bearing deposits.

Our focus on capital has included retaining our profitability coupled with limiting dividends and stock redemptions as well as managing to lesser levels of growth. Total risk based capital has improved to 11.93%, just short of our 12% goal. Liquidity has improved considerably with deposits growing 13% over the last twelve months compared to loan growth of only 2%. Although earnings are reduced, we're performing well above similar sized banking companies. US Banker Magazine, in its August 2009 issue, named First Interstate as the sixth best bank on its Top 100 list of mid-tier banks and thrifts (assets of $2 billion to $10 billion) ranked by a three-year average return on equity. In addition, we are the #1 privately held bank on this Top 100 list.

We remain focused on managing targeted expenses and will continue to seek opportunities for further expense reductions that do not negatively impact our franchise value or our customer service. We're on track to successfully complete the integration of the First Western Banks into First Interstate during third quarter, which will include changing their name to First Interstate Bank.

Despite challenging economic times, we continue to produce solid financial results, a testament to our commitment to the fundamentals of responsible, sound banking. Although recessionary factors have contributed to elevated levels of non-performing loans, we have maintained our philosophy of providing ample reserves for potential loan losses. We remain well capitalized by all regulatory standards and will continue to focus on balanced internal growth and control of targeted non-interest expenses. We thank our dedicated and talented team of employees and directors for our continued success.

Lyle R. Knight
President
Chief Executive Officer

Terrill R. Moore
Executive Vice President
Chief Financial Officer

Financial Highlights

Three Months ended June 30,

(Unaudited) (In thousands, except per share data)	2009	2008	% Change
OPERATING RESULTS			
Net income	$ 13,336	$ 18,626	-28.4%
Net income to common stockholders	12,483	17,773	-29.8%
Diluted earnings per share	1.57	2.22	-29.3%
Dividends per share	0.45	0.65	-30.8%
PERIOD END BALANCES			
Assets	6,776,918	6,363,964	6.5%
Loans	4,665,550	4,570,655	2.1%
Investment securities	1,055,592	1,032,942	2.2%
Deposits	5,525,315	4,883,489	13.1%
Stockholders' equity	553,868	502,089	10.3%
Common shares outstanding	7,825	7,834	0.1%
QUARTERLY AVERAGES			
Assets	6,685,978	6,292,396	6.3%
Loans	4,693,750	4,458,678	5.3%
Investment securities	1,030,885	1,108,133	-7.0%
Deposits	5,419,571	4,833,976	12.1%
Stockholders' equity	550,149	506,319	-8.7%
Common shares outstanding	7,847	7,846	0.0%